EXHIBIT 5.1

[Gardere Logo]

Direct: 214-999-4654

Direct Fax: 214-999-3654

medwards@gardere.com

March 3, 2003

Quanta Services, Inc.

1360 Post Oak Boulevard

Suite 2100

Houston, Texas 77056

Re:    Quanta Services, Inc. 2001 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Quanta Services, Inc., a Delaware corporation (the “Company”), and are issuing this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”) of an additional 9,839,668 shares of Common Stock, $0.00001 par value (the “Shares”), of the Company issuable under the Quanta Services, Inc. 2001 Stock Incentive Plan (the “Plan”).

With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, we are of the opinion that (i) the Shares are duly authorized; and (ii) upon the issuance of the Shares against payment therefor of an amount equal to at least the par value of each Share in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable. This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in law or regulation that may hereafter occur.

Quanta Service, Inc.

March 3, 2003

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GARDERE WYNNE SEWELL LLP

By:     /s/ T. MARK EDWARDS

        T. Mark Edwards, Partner